Exhibit 99.1

News Release

Contact:                David Amy, EVP & CFO

                                                             Lucy Rutishauser, Treasurer

                                                             (410) 568-1500

SINCLAIR REVISES FIRST QUARTER REVENUE ESTIMATES

                                                BALTIMORE (April 3, 2003) - Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today that it is revising its estimate for its first quarter net broadcast revenues due to the war in Iraq and its impact on advertising spending.  The Company is not prepared at this time to update or reconfirm its full year revenue estimates until there is clarity regarding the war’s progress and longevity.

                                                The Company now estimates first quarter net broadcast revenues to be approximately $152.0 million to $152.3 million, an increase of 5.1% to 5.4% over last year’s net broadcast revenues of $144.5 million and as compared to the Company’s previous expectations released on February 13, 2003 for net broadcast revenues to be $154.1 million to $154.8 million, or up 6.6% to 7.1%.  The Company will release its first quarter results on May 8, 2003.

                                                In making the announcement, David Amy, Executive Vice President and CFO of Sinclair, said, “As of March 19th, we were on pace to meet our guidance, which did not make an assumption for war.  For the first quarter, we are estimating that the war resulted in approximately $2.2 million in advertiser cancellations and preemptions, many coming from the automotive sector.  We believe that how advertisers respond going forward will be determined, in part, by how successful the U.S. is in Iraq.”

                                                Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 62 television stations in 39 markets.  Sinclair’s television group includes FOX, WB, ABC, CBS, NBC, and UPN affiliates and reaches approximately 24% of all U.S. television households.  For more information, please visit Sinclair’s website at www.sbgi.net.

Forward-Looking Statements:

                                                The matters discussed in this press release that are not historical statements are forward-looking statements within the meaning of 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the impact of changes in national and regional economies, the war in Iraq, successful integration of acquired television stations (including achievement of synergies and cost reductions), outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the effectiveness of new salespeople, and the other risk factors set forth in the Company’s most recent report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2003 and as amended on March 31, 2003.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.

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